Exhibit 10.3

March 12, 2003

Re:  Retirement from JDS Uniphase - Frederick Leonberger, Ph.D.

Dear Fred:

This letter agreement (“Agreement”) shall confirm the terms of your retirement from your employment with JDS Uniphase Corporation and its subsidiaries and affiliated entities (“the Company” or “JDSU”) effective April 30, 2003 (the “Retirement Date”).  The Effective Date of this Agreement shall be the 8th day following your signature below.

Between now and the Retirement Date you will continue to perform your regular job duties and responsibilities as well as the transition of those duties and responsibilities to employees designated by the Company.

On the Retirement Date you will receive the following payments:

1.                                       All accrued but unpaid base salary as of the Retirement Date;

2.                                       All accrued but unused vacation pay;

3.                                       All accrued but unused ESPP contributions.

The Company and you are parties to an Employment Agreement pertaining to the terms of your employment and the termination thereof, dated July 6, 1999 (the “Employment Agreement), which expires on July 6, 2004.  Pursuant to the terms of the Employment Agreement, upon the occurrence of certain events described therein you are entitled to certain payments and benefits upon termination of your employment.  In full satisfaction of any and all obligations of the Company under the Employment Agreement and any other agreement between you and the Company, on the Retirement Date the Company shall take the following actions and provide the following benefits (collectively the “Retirement Benefits”): (a) cause all stock options previously granted to you by the Company which would otherwise vest between your Retirement Date and July 6, 2004 to be fully accelerated and vested and which, together with all other vested stock options, and notwithstanding any provision in any stock option grant agreement or plan to the contrary, shall remain exercisable for the full remaining term of each such stock option grant (for clarity only, any provision in any grant agreement purporting to limit the post-termination exercise period to other than the full term of such grant shall not apply); and (b) should you elect COBRA benefits continuation following the termination of your employment the Company will pay the premiums for such coverage for a period of eighteen (18) months (i.e., through October 30, 2004).

Further, in the event of your (a) Disability (as defined in the Employment Agreement), or (b) death, in either case occurring after the Effective Date but prior to the Retirement Date, the Retirement Date as defined above shall instead, for all purposes under this Agreement, be considered to be the last date of your continuous active service with the Company.

You agree that you will remain subject to all provisions of the Company’s Policy Regarding Inside Information and Securities Transactions until the opening of the trading window following release of the Company’s Q3 FY2003 earnings at the end of April 2003.  You will also observe the provisions of the Company’s Ethics Policy through the end of the March fiscal quarter.

Upon the Retirement Date you will be deemed to have resigned all positions you hold within JDS Uniphase and its subsidiaries, though you agree to execute such other documents as may be required to effectuate your departure from such positions.  The Company hereby reaffirms its continuing obligations to you pursuant to the Company’s Articles, Bylaws, Delaware law and previously executed indemnification agreements, to defend and indemnify you against claims, actions and causes of action arising out of your employment and service to the Company.

You agree that for a period of one (1) year from your Retirement Date you will not, for yourself or any third party, directly or indirectly, or employ (in the case where you are an officer of the hiring company) any person who was employed by the Company as of the Retirement Date without the Company’s prior written consent.  This paragraph shall not apply to those employees of the Company whose employment with JDSU was involuntarily terminated by the Company.

Your obligation to maintain the confidentiality of all Company proprietary and confidential information, and any written agreements between you and the Company pertaining thereto, shall survive the termination of your employment. Except as expressly stated in this Agreement, any further rights under the Employment Agreements shall be terminated as of the Effective Date of this Agreement, including without limitation any right to severance benefits, payments, profit sharing, bonuses, stock options, or other benefits.  This Agreement shall represent the entire understanding between you and the Company regarding the terms of your employment and termination of your employment, will supersede any previous discussions and understandings and may not be modified except in a writing signed by you and the Company.

In consideration of the terms of this Agreement, you agree to release the Company, its subsidiaries and affiliated corporations and its past and present officers, directors, employees and assigns from any claims you may now have, whether known or unknown, including but not limited to, claims arising from your employment, the Employment Agreement or other claims for compensation (including profit sharing, bonus and severance payments), stock options, claims arising out of contract or tort and any claims arising under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act, the Connecticut Fair Employment Practices Act, the Connecticut Family Medical Leave Act,

the California Fair Employment and Housing Act, the and any other claims for violation of any federal, state, or local law.

Notwithstanding the provisions of the preceding paragraph, nothing in this Agreement shall be interpreted to release any claims arising under or concerning your participation in the Company’s 401K Plan or Deferred Compensation Plan.

You agree that this release specifically covers known and unknown claims and you waive any rights you may have under Section 1542 of the California Civil Code or under any comparable law of any other jurisdiction. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”.

You agree that you have been advised that you have twenty-one (21) days to consider the terms of this Agreement (but may sign it at any time beforehand if you so desire), and that you can consult an attorney in doing so. You also understand that you can revoke your acceptance of the terms of this Agreement within seven (7) days of signing it by sending a certified letter to that effect to the Company’s General Counsel.  Notwithstanding the foregoing, you agree that the portion of this Agreement that pertains to the release of claims under the ADEA shall not become effective or enforceable until the seven (7) day revocation period has expired, but that all other terms of this Agreement will become effective upon your signature below.

Please confirm your acceptance of the foregoing by signing below.

Fred, on behalf of all of us at JDS Uniphase I want to thank you for your many contributions to the Company.  We wish you the best in your retirement, but hope that we may continue to count on your advice and counsel in the future.

Very Truly Yours,

/s/ Ronald C. Foster
Ronald C. Foster
Executive Vice President and
Chief Financial Officer

Agreed and Accepted:	Date:

/s/ Frederick Leonberger, Ph.D.	March 12, 2003
Frederick Leonberger, Ph.D.